EXHIBIT 99.1

PRESS RELEASE DATED APRIL 14, 2010

Spicy Pickle Strengthens Management; Announces New CEO

Denver, CO - April 12, 2010- Spicy Pickle Franchising, Inc. (OTCBB: SPKL), operator of the fast casual restaurant chains Spicy Pickle in the United States and Bread Garden Urban Café in Canada, today announced the addition of a CEO to its management team.

The Company will divide its current CEO/President role and appoint Mark Laramie as CEO, while Marc Geman will continue to be the President. Mr. Laramie will assume his position immediately.

Mr. Laramie is a restaurant executive with over 30 years’ experience in growing companies and expanding regional brands into national and international markets.  Mr. Laramie has extensive experience in retail operations, franchising, brand management and organizational development.  From 1983 to 1998 he was the Group VP of Franchising for Little Caesars Enterprises Inc., overseeing 600 franchise entities consisting of more than 3500 Little Caesars restaurants.  He also was the managing partner of a 53-store franchisee of Little Caesars.  From 1998 to 2001 he was the COO of Quiznos Classic Subs and then President/CEO of Quiznos of Canada and the UK. From 2002 to 2006 he was President/COO of Papa Murphys International where he helped build that chain to over 1000 restaurants. Since 2007, Mr. Laramie has been the CEO/Chairman of Pinnacle Restaurant Group and FranExecs Consulting Group.

Mr. Geman, President, said, “We have been working steadily to improve both our Board of Directors and bring in C level personnel with extensive experience in growing franchise chains and refining retail operations. Mark Laramie fits these criteria perfectly. With his background we add the needed ingredient of operational know how for rapid expansion while we continue to look at multiple opportunities for the growth of our system. I look forward to working with Mark and having someone with his restaurant experience and skills to help us firmly establish both our brands -  Spicy Pickle and Bread Garden Urban Cafes - throughout North America and beyond.”

Mr. Laramie said “The team at Spicy Pickle has done a wonderful job of growing the brand through these critical early years and I am honored to join the team at this stage.  Our brands have the nucleus of a great staff as well as dedicated franchise operators and we will now take our systems and development to the next level.  It is a very exciting time for Spicy Pickle and Bread Garden Urban Café and I am very happy to be a part of it.”

About Spicy Pickle(TM) and Bread Garden:
Founded in 1999, Spicy Pickle Franchising, Inc. (OTCBB: SPKL) serves high quality meats and fine artisan breads, baked fresh daily, along with a wide choice of eight different cheeses, twenty-two different toppings, and fourteen proprietary spreads to create healthy and delicious panini and sub sandwiches with flavors from around the world. As a leading "fast-casual" concept, Spicy Pickle offers menu items that are far beyond traditional fast food but without the price point of casual dining. The hallmark of a Spicy Pickle restaurant is quality, service and an enjoyable atmosphere. The company is headquartered in Denver, Colorado, with restaurants open across 11 states and more in development nationwide. Spicy Pickle Franchising, Inc. also operates as franchisor for Bread Garden Urban Cafes, a bakery café concept with restaurants in the metropolitan Vancouver, Canada area. Bread Garden Urban Cafes serve coffee, pastries and breakfast items as well as lunch and dinner along with a wide variety of desserts and are found in typical high density urban settings along with specialty locations in two airports in British Columbia. To find out more about Spicy Pickle (OTCBB: SPKL), visit our website at www.spicypickle.com/.

Forward-Looking Statements:
Certain statements in this press release, including statements regarding the number of restaurants we intend to open, are forward-looking statements. We use words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified franchisees and employees; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our franchisees and employees, and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; and other risk factors described from time to time in our SEC reports.

Company Contact:                                                      or                      The Investor Relations Company:
Marc Geman                                                                                          Woody Wallace
Spicy Pickle Franchising, Inc.                                                              wwallace@tirc.com
marc@spicypickle.com                                                                        312-245-2700
www.spicypickle.com
(303) 297-1902